UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZIONS BANCORPORATION

 (Name of registrant as specified in its charter)

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April 17, 2014

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 30, 2014, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.

We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 18, 2014, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 30, 2014

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:    May 30, 2014
Time:    1:00 p.m., local time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our website at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect nine (9) directors for a one-year term (Proposal 1)

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2014 (Proposal 2)

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2013 (Proposal 3)

4.	To vote on a shareholder proposal requesting our Board of Directors establish a policy requiring that its chairman be an “independent” member of the Board (Proposal 4)

Record Date: Only shareholders of record on March 26, 2014, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors

Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
April 17, 2014

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors, or the Board, of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 30, 2014, at 1:00 p.m. local time.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 18, 2014, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the materials, to our shareholders of record as of March 26, 2014, the record date for the Annual Meeting.

If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:

➢	FOR the election of the nine directors listed on page 3 to a one-year term of office (Proposal 1)

➢	FOR ratification of the appointment of our independent registered public accounting firm for 2014 (Proposal 2)

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2013 (Proposal 3)

➢
AGAINST a shareholder proposal that the shareholders request that the Board adopt a policy, and amend the by-laws and other corporate documents as necessary, to require the chairman of the board to be an “independent” member of the Board (Proposal 4)

If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.

The only shares that may be voted at the Annual Meeting are the 184,893,920 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. In the election of directors, if the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected for a full one-year term. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date, or 184,893,910 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.

Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted in only the same proportion as all other shares are voted with respect to each proposal. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve 2013 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), or on the shareholder proposal regarding independence of the Board’s chairman (Proposal 4), unless you provide specific instructions on how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD MEMBERS AND NOMINEES
You are being asked to elect nine directors, each to hold office until the next annual meeting of shareholders or until his or her successor is duly elected or qualified. As we disclosed in a Current Report on Form 8-K filed on March 5, 2014, one of our directors, R.D. Cash, will retire from our Board when his term ends at the Annual Meeting. The Board is currently evaluating replacements to fill the vacancy created by Mr. Cash’s retirement. Each of our other current directors is standing for reelection at the Annual Meeting. The proposal for the election of these directors (Proposal 1) begins on page 58 of this Proxy Statement.

The names, ages, and biographical information for each nominee to our Board are set forth below.

Director Nominees

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Jerry C. Atkin Age 65 Director since 1993
Mr. Atkin is chairman and chief executive officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and an accounting background to our Board. At SkyWest, he has led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Patricia Frobes Age 67 Director since 2003
Ms. Frobes formerly served as group senior vice president for legal affairs and risk management and general counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings a strong real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLP, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on reform of anti-deficiency laws.

J. David Heaney Age 65 Director since 2005
Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. While on Amegy’s board, he was a member of Amegy’s executive, risk, and compensation committees, and chairman of its audit committee. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell & Giuliani).

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Roger B. Porter Age 67 Director since 1993
Dr. Porter serves as IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc. He was a director of Pactiv Corporation prior to its sale in 2010.

Dr. Porter brings to the Board his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, including as assistant to the president for economic and domestic policy from 1989 to 1993. He was also director of the White House Office of Policy Development in the Reagan Administration and executive secretary of the president’s economic policy board during the Ford Administration. He is the author of several books on economic policy. Dr. Porter has also gained extensive financial and risk management expertise through his service on the audit committees of Zions and several other companies.

Stephen D. Quinn Age 58 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America's best-known corporations. Mr. Quinn chairs our Audit Committee. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Harris H. Simmons Age 59 Director since 1989
Mr. Simmons is Chairman and Chief Executive Officer, or CEO, of Zions Bancorporation, and chairman of Zions First National Bank. He is a director of Questar Corporation where he serves on the audit, and governance and nominating committees. Mr. Simmons also serves on the boards and various committees at O.C. Tanner Company, which is privately held, and National Life Holding Company, a mutual insurance company.

Mr. Simmons’ nearly 40 years of experience in banking and leadership of the Company is invaluable to the Board. During his tenure as our President and then Chairman and CEO, we have grown from $3 billion in assets to our present $56 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

L. E. Simmons Age 67 Director since 1978
Mr. Simmons is the founder and president of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Continental Holdings, Inc., where he serves on the audit, finance and nominating and corporate governance committees.

Mr. Simmons brings extensive finance, investment, and merger and acquisition experience to the Board. Over the past 20 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oil field service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the energy industry and of the Texas market. Mr. Simmons is the brother of Harris Simmons, our Chairman and CEO.

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills
Shelley Thomas Williams Age 62 Director since 1998
Ms. Williams is a public affairs/communications consultant based in Sun Valley, Idaho.

Ms. Williams’ wide-ranging experience in media and public relations is a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group, which is privately held. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a trustee of the University of Utah from 1991–2001 and a member of the International Women’s Forum.

Steven C. Wheelwright Age 70 Director since 2004
Dr. Wheelwright is president of Brigham Young University–Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University–Idaho from 2006–2007, and as the Baker Foundation Professor and senior associate dean, director of publication activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as senior associate dean, where he was responsible for the MBA program at HBS. He has taught in a number of HBS executive education programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Dr. Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

BOARD MEETINGS AND ATTENDANCE
Our full Board held 17 meetings during 2013. The non-management directors met in confidential sessions seven times in 2013. We refer to such meetings of the non-management directors as “executive sessions.” The chair of the Executive Committee, Roger B. Porter, who is an independent director, served as the presiding director at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s annual shareholders’ meeting. The Board conducts an annual self-assessment. All of our directors are expected to attend the regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our annual shareholders’ meeting, and our annual shareholders’ meeting.

The Board typically invites members of management, including our president, vice chairman and CFO, general counsel, chief risk officer, chief credit officer, and our managers over Investments and Internal Audit to attend Board meetings or Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. The CEOs of our major subsidiaries and other executive officers also make periodic presentations to the Board or Board committees. Members of management do not attend executive sessions of the Board, except when requested by the Board.

CORPORATE GOVERNANCE
Corporate Governance Philosophy
We are committed to high standards of ethics and sound corporate governance, including management of the Company’s affairs by a strong, qualified, and active board exercising independent judgment and effective risk oversight for the benefit of our shareholders and other constituencies.

In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•
Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers

•	Code of Business Conduct and Ethics, which applies to our senior officers, including our principal executive officer, principal financial officer, and controller, as well as to all employees

•	Code of Conduct and Ethics for members of the Board of Directors

•	Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers, and five percent shareholders without necessary approval and disclosure

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•	Policies prohibiting hedging and restricting pledging of Company stock by directors or executive officers

•
Incentive Compensation Clawback Policy, which makes incentive compensation subject to repayment in circumstances specified by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. Chapter 53), or the Dodd-Frank Act, and regulations promulgated under those laws, which policy was enhanced in 2013 to allow the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board Committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.

Board Leadership Structure
Our Board has determined that seven of our nine Board members proposed for reelection at the Annual Meeting are “independent” directors, as defined by the rules of the Securities and Exchange Commission, or the SEC, the listing standards of The Nasdaq Stock Market, or Nasdaq, and our Corporate Governance Guidelines. Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under Nasdaq standards; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the CEO of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris Simmons, has nearly 40 years of experience with the Company, including more than two decades of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent presiding director; meetings with the Company’s external auditors, internal auditors, and other consultants; meetings with members of our management and CEOs and other executive officers of our major subsidiaries; an active and robust compliance program; and active Board and committee members—provides appropriate oversight of the Company’s policies and business, and that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.

At our annual meeting of shareholders in 2013, shareholders voted on a shareholder proposal requesting that the Board adopt a policy requiring that the chairman of the Board be an individual who has not previously served as an executive of the Company, and who is otherwise “independent” under Nasdaq rules. Approximately 66% of voting shareholders rejected that proposal, evidencing shareholder support for our current leadership structure that allows the Board discretion to select the person or persons most qualified to lead the Company. In 2010, 59% of voting shareholders defeated a similar shareholder proposal. This year, shareholders will again consider a proposal that is substantively identical to those that shareholders rejected in 2013 and 2010. For more information about the Board’s recommendation to vote against such proposal, see page 61 of the Proxy Statement.

Independent Committee Leadership and Presiding Director
Each member of our Board of Directors is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent Board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Company’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Company, the chairman of the Executive Committee—an independent director selected solely by the Company’s independent directors—shall serve as the “presiding director.” The role of the presiding director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:

•	Preside at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors

•	Call meetings of independent directors

•
Serve as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conduct an annual assessment call with each Board member

•	Consult with the CEO regarding the concerns of the directors

•	Be available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicate with shareholders

•	Advise the chairman of the Board regarding, and approve, Board meeting schedules, agendas, and information provided to the Board

•	Otherwise provide Board leadership when the chairman of the Board cannot or should not act in that role

The duties of the presiding director described above reflect clarifications and enhancements made since our annual meeting of shareholders in 2013.

Further, our Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, while four of the five members of our Risk Oversight Committee and five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.

Board Committees
Our Board of Directors has five standing committees:

•	Executive Committee

•	Audit Committee

•	Risk Oversight Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Company’s Bylaws. The written charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters on an annual basis. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, the Board committees conduct an annual self-assessment.

Except for the presiding director—who serves as the chairman of the Executive Committee and is selected solely by the Board’s independent directors—the Board appoints one member of each of the committees as the chairperson. Chair positions are rotated periodically. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓	✓			✓*
R. Don Cash			✓		✓
Patricia Frobes	✓		✓*	✓
J. David Heaney		✓	✓
Roger B. Porter	✓*			✓	✓
Stephen D. Quinn	✓	✓*	✓
Harris H. Simmons	✓
L. E. Simmons			✓
Shelley Thomas Williams		✓		✓
Steven C. Wheelwright	✓			✓*	✓
*Committee Chair

Executive Committee
Our Executive Committee has six members and reviews projects or proposals that require prompt action from the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The Executive Committee did not meet in 2013. The chairman of the Executive Committee is an independent director and serves as the presiding director.

Audit Committee
Our Audit Committee has four members and met 12 times in 2013. The Audit Committee is chaired by Stephen D. Quinn. Each of the members is independent as defined by our Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee” included in this Proxy Statement. A written charter approved by the Board governs the Audit Committee. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. Stephen D. Quinn is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in accordance with the rules of the SEC and Nasdaq’s listing standards.

Risk Oversight Committee
Our Risk Oversight Committee has five members, all of whom are independent directors, and met nine times in 2013. The Risk Oversight Committee is chaired by Patricia Frobes, one of the independent directors, and serves to provide oversight of the Company’s enterprise-wide risk management, including the Company’s risk appetite framework, and the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Company’s material risks. The Risk Oversight Committee assists the Board and its other committees that oversee specific risk-related issues, and serves as a resource to management, including management’s Enterprise Risk Management Committee, by overseeing risk across the entire Company and by enhancing the Board’s understanding of the Company’s overall risk appetite limits and enterprise-wide risk management activities and effectiveness.

Compensation Committee
Our Compensation Committee has four members and met eight times in 2013. The Compensation Committee is comprised solely of independent directors as defined by our Corporate Governance Guidelines. None of the members of the committee during 2013 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and none of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years.

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s senior executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Company. The Compensation Committee also evaluates shareholder concerns regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described subsequently under “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee has four members who met seven times in 2013. Each member is independent as defined by our Corporate Governance Guidelines. The committee, among other actions, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of our Board, reviews potential candidates for membership on the Board, and recommends nominees to the Board.

In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•	Personal qualities and characteristics, accomplishments, and professional reputation

•	Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Company

•	Diversity of viewpoints, backgrounds, and experience

•	Ability and skill set required to chair committees of the Board

•	Relevant and significant experience in public companies

The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

Although the Board does not have a separate policy regarding diversity, it believes it is benefited by a diversity of viewpoints, backgrounds, and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the committee in evaluating individuals for nomination to the Board.

The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee enters into a discussion with that candidate.

The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee for election at our 2015 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 64 under “Shareholder Proposals for 2015 Annual Meeting.”

Board Involvement in Risk Oversight
Risk Management Philosophy and Framework
The Company has developed a multifaceted and robust approach to risk management. We recognize that risk is inherent in our business and central to everything we do. As a result, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, risk appetite framework, and the interests of shareholders and other stakeholders.

The Company’s risk appetite framework is a fundamental component of the Company’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Company’s business. The risk appetite framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Company’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Company’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes the Company’s Enterprise Risk Management Committee and the corporate and affiliate compliance, credit exam, and operational risk departments. It is responsible for adopting and implementing the risk appetite framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Company’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the risk appetite framework at least annually and refers any recommended amendments to the Board for consideration and approval.

The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Company’s risk appetite framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.

Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees:

Risk Oversight Committee. The Risk Oversight Committee oversees risks across the entire enterprise, including management’s implementation of the enterprise risk appetite framework. It formally reports to the full Board at least quarterly and recommends any actions that the committee deems necessary to enhance our risk management practices. The Risk Oversight Committee assists the Board and its other committees with their risk related activities, and acts as a resource to management, including our Enterprise Risk Management Committee. The Risk Oversight Committee coordinates with the Audit Committee for review of the allowance for credit losses, corporate-wide compliance, and other areas of joint responsibility, and with the Compensation Committee for review of compensation-related risks. The Corporate chief risk officer, or CRO, reports to the Risk Oversight Committee and the Company’s CEO and President. The Risk Oversight Committee reviews the performance of the CRO and, when necessary, oversees the selection of his or her replacement.

Audit Committee. The Audit Committee plays a key role in risk management through its oversight of our internal control environment and overall business controls designed to ensure compliance with legal, regulatory, and other standards, including standards under the Sarbanes-Oxley Act. The Audit Committee addresses our financial controls through its review of our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of Internal Audit and Compliance and our general counsel on any significant matters at least quarterly. The Audit Committee reviews the performance of the director of Internal Audit and, when necessary, oversees the selection of his or her replacement.

Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.

Certain Authorities of Committees
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2013 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2013, the Audit Committee met 12 times and discussed with the CEO, CFO, controller, internal auditors, and our independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the Public Company Accounting Oversight Board, SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors, and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic performance self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its charter.

As set forth in the Audit Committee charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles, policies, and internal controls that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2013, with management and internal and external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Stephen D. Quinn, Chairman
Jerry C. Atkin
J. David Heaney
Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY
The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company as of the date of this Proxy Statement.

Individual	Principal Occupation During Past Five Years (1)
Harris H. Simmons Age 59 Officer since 1981	Chairman and Chief Executive Officer. Chairman of Zions First National Bank.
James R. Abbott Age 40 Officer since 2009	Senior Vice President, Investor Relations. Prior to 2009, Senior Vice President and Equity Analyst (including with respect to the Company) with FBR Capital Markets.
Bruce K. Alexander Age 61 Officer since 2000	Executive Vice President. Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).
A. Scott Anderson Age 67 Officer since 1997
Executive Vice President. President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch) 2003–2008; officer of Zions First National Bank since 1990.

Doyle L. Arnold Age 65 Officer since 2001	Vice Chairman and Chief Financial Officer.
David E. Blackford Age 65 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc.; officer of California Bank & Trust since 1998.
Dallas E. Haun Age 60 Officer since 2007	Executive Vice President. President and Chief Executive Officer of Nevada State Bank.
Julie G. Castle Age 53 Officer since 2013	Executive Vice President, Wealth Management. Chief Executive Officer of Welman Holdings; Chairman of Zions Trust, N.A. since 2011. From 2007 to 2011, Executive Vice President of First Interstate Bank.
W. David Hemingway Age 66 Officer since 1997	Executive Vice President, Capital Markets & Investments. Executive Vice President of Zions First National Bank; officer of Zions First National Bank since 1977.
Alexander J. Hume Age 40 Officer since 2006	Senior Vice President and Corporate Controller. Prior to March 2010, Vice President and Assistant Corporate Controller.
Dianne R. James Age 60 Officer since 2012	Executive Vice President and Chief Human Resources Officer. Executive Vice President and Director of Human Resources of National Bank of Arizona; officer of National Bank of Arizona since 2006.

Individual	Principal Occupation During Past Five Years (1)
Thomas E. Laursen Age 62 Officer since 2004	Executive Vice President, General Counsel and Secretary.
Scott J. McLean Age 57 Officer since 2006
President. Chairman, Amegy Bank N.A.; Executive Vice President of the Company and Chief Executive Officer, Amegy Bank N.A. from December 2009 to February 2014; Prior to December 2009, President of Amegy Bank N.A; officer of Amegy Bank N.A. since 2002.

Keith D. Maio Age 56 Officer since 2005	Executive Vice President. President and Chief Executive Officer of National Bank of Arizona; officer of National Bank of Arizona since 1992.
Michael Morris Age 55 Officer since 2013	Executive Vice President, Chief Credit Officer. Prior to August 2013, Executive Vice President, Real Estate Banking of Zions First National Bank; officer of Zions First National Bank since 2007.
Joseph L. Reilly Age 60 Officer since 2011	Executive Vice President, Technology and Operations Systems. Officer of Zions Management Services Company since 2001.
Stanley D. Savage Age 68 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.
Edward P. Schreiber Age 55 Officer since 2013
Executive Vice President and Chief Risk Officer. Prior to April 2013, Managing Director of Alvarez & Marsal; prior to 2010, Executive Vice President, Chief Risk Officer and Regulatory Liaison, TD Bank NA.

Steve D. Stephens Age 55 Officer since 2010	Executive Vice President. President and CEO of Amegy Bank N.A.; officer of Amegy Bank N.A. since 1990.

[1]	Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis, or CD&A, explains our 2013 executive compensation programs and decisions with respect to our named executive officers, or NEOs, whose compensation is detailed in the Summary Compensation Table that follows. In this discussion we explain our compensation philosophy and program, factors considered by the Compensation Committee of the Board, or the committee, in making compensation decisions, and additional details about our practices.

The NEOs and their positions during 2013 are Harris Simmons, chairman and CEO of Zions Bancorporation; Doyle Arnold, vice chairman and CFO of Zions Bancorporation; and the three most highly compensated other executive officers serving as of December 31, 2013: Scott Anderson, CEO and president of Zions First National Bank; Scott McLean, CEO of Amegy Bank N.A.; and David Blackford, CEO and president of California Bank & Trust.

All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the committee.

OVERVIEW OF 2013 COMPENSATION
Our executive compensation decisions for 2013 were influenced primarily by three factors:

•	The Company’s improving financial performance, as evidenced by stronger operating results and improved credit quality

•	The release of restrictions on executive compensation imposed by the United States Department of the Treasury, or Treasury Department, under its Troubled Asset Relief Program, or TARP

•	The competitive alignment of our executive compensation with peer financial institutions

2013 Performance Highlights
The Company’s operating results continued to improve in 2013, core risks were significantly reduced, and net loan charge-offs remained below industry averages. Key accomplishments during 2013 include the following:

•
Net earnings available to common shareholders improved to $294.0 million in 2013 from $178.6 million in 2012. Excluding the effect of the reduction in the allowance for credit losses, net income available to common shareholders improved to $137.8 million from $40.2 million.

•
In early 2011, Zions’ net charge-offs to average total loans was in line with its peer group. By year-end 2013, Zions’ net charge-off ratio had fallen to less than 50% of its peers’ net charge-off ratios.

•	During 2013, Zions continued to strengthen its capital, increasing its Tier 1 Common Equity Ratio to 10.2% from 9.8% a year ago.

•	Zions’ stock price increased 40% in 2013, beating the S&P 500 Index by ten percentage points, and beating the KBW Bank Index (BKX) by five percentage points.

Connecting Pay and Performance
Our executive compensation programs are designed, among other purposes, to align the compensation of our executives with the financial performance of the Company and the interests of the Company’s shareholders. Accordingly, our programs have large elements of performance-based compensation, particularly in the form of long-term incentives. As illustrated below, all of our NEOs, on average, have over 72% of their annual target direct compensation dependent upon short- and long-term performance-based incentives.

For 2013, 17% of our CEO’s target direct compensation and, on average, 19% of the target direct compensation for our other NEOs, was tied to our annual cash incentive plan, the Management Incentive Plan. Compensation earned under this program for 2013 reflects 2013 performance, based on a discretionary evaluation of preestablished categories of performance. Details on the program and on individual award decisions are set forth below under “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.

The long-term awards granted in May 2013 (which vest over multiyear periods and make up the bulk of total direct compensation) are focused on future performance. The grant mix of these long-term incentives to EMC members varies by position. Overall, the target mix in 2013 was 58% long-term cash performance units, or Value Sharing Plan units, 30% restricted stock units, and 12% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on the program and on individual grant decisions are set forth below under the “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.

Executive Compensation Program Changes for 2013 and Beyond
On September 26, 2012, the Company completed its redemption of the Series D preferred stock issued to the Treasury Department in connection with TARP. As a result, the Company’s senior executive officers are no longer subject to TARP-related compensation restrictions. During the period that the Company was subject to such restrictions, we were permitted to compensate our NEOs and certain other senior executives only through annual cash salary, annual salary shares, and annual TARP-compliant restricted stock grants, the value of which could not exceed 50% of the combined value of their annual cash and salary shares. These restrictions, which no longer apply, dramatically impacted the structure of our executive compensation programs for the years 2009 to 2012.

In anticipation of the Company’s redemption of its Series D preferred stock and the release of the related compensation restrictions, the committee engaged in a series of discussions during late 2012 and early 2013 to analyze and evaluate how the Company’s traditional senior executive compensation programs should be restructured to be consistent with the Company’s long-term goals, market practices, Federal Reserve Board guidance, and shareholder feedback. These discussions led to the following actions and changes to the Company’s compensation programs applicable to our NEOs (as well as other senior executives) with respect to compensation for 2013:

Base Salary

•	Approved cash salary increases for three of the five NEOs, averaging 1.6%

•	Discontinued issuance of salary shares, a form of compensation permitted under the TARP compensation rules and utilized only during the Company’s participation in TARP

Annual Incentive Compensation

•	Established formal performance goals tailored to each NEOs position for the 2013 performance year

•	Bonus targets were set for each NEO ranging from 59% to 70% of base salary depending on position

•	Maximum annual cash bonus award opportunities were capped at 125% of the annual bonus target for all NEOs

•
As of the date of this Proxy Statement, approved annual cash bonus awards for three of the five NEOs averaging 114% of the annual bonus target for such NEOs (as discussed below, the annual cash bonus amounts for the other two NEOs have not been determined at this time)

Stock Option Grants

•	Approved stock option awards for all NEOs in May 2013 but limited the size of the grants to 6% of each NEO’s target total incentive compensation

•
Attached performance vesting conditions to the stock option grants awarded to Mr. Simmons and Mr. Arnold. The vesting of these stock option grants is dependent upon whether the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion

Restricted Stock Grants

•	Granted restricted stock unit awards to all NEOs in May 2013. On average, these restricted stock unit awards were 15% of each NEO’s total target direct compensation

•
Attached performance vesting conditions to the restricted stock units awarded to Mr. Simmons and Mr. Arnold. The vesting of these restricted stock unit grants is dependent upon whether the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion

Value Sharing Plan Grants

•
Awarded participation units in the Company’s multi-year cash performance plans, referred to as the 2013–2015 Value Sharing Plans, to all NEOs. As discussed below, the initial nominal value of each participation unit was to be set at the end of 2013 based on company performance during 2013, with the initial nominal value thereafter being subject to reduction based on company performance during the period 2013 through 2015.

•	On average, the targeted initial nominal value of the 2013–2015 Value Sharing Plan units awarded was 33% of each NEO’s total target direct compensation

•
The targeted initial nominal value of the 2013–2015 Value Sharing Plan units was set at $1.00 per unit. The maximum initial nominal value of a participation unit was limited to $1.20 per unit or 120% of target

•
The actual initial nominal value of a participation unit in the Zions Bancorporation 2013–2015 Value Sharing Plan was determined to be $0.30 per unit based on actual performance during 2013. This amount constitutes 25% of the maximum and 30% of the target initial nominal value. Messrs. Simmons and Arnold hold 100% of their participation units in this Plan. Messrs. Anderson, McLean, and Blackford hold just 50% of their participation units in this Plan.

•
The actual initial nominal values for participation units in the 2013–2015 Value Sharing Plans for the affiliate banks in which Messrs. Anderson, McLean, and Blackford hold 50% of their participation units ranged from $0.50 per unit to $0.57 per unit based on the underlying financial performance of the their respective affiliate banks. These amounts represented between 42% and 48% of the maximum and between 50% and 57% of the target initial nominal values for those plans. Since Messrs. Anderson, McLean, and Blackford hold the remaining 50% of their participation units in the Zions Bancorporation 2013–2015 Value Sharing Plan with an initial nominal value of $0.30 per unit, the combined value of their units ranged from $0.40 per unit to $0.44 per unit. These amounts constituted between 33% and 37% of the maximum and 40% and 47% of their target initial nominal values.

Compensation Governance Policy Actions

•	Added various risk balancing features to all incentive compensation programs, including provisions that all or a part of incentive compensation can be withheld by the Company in its sole discretion

•
Enhanced its existing clawback policy to allow the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct

•	Adopted new policies prohibiting hedging and placing certain restrictions on share pledging by directors and executive officers

In light of changing regulatory requirements and expectations relating to compensation of banking organization executives, during 2013, the committee continued to retain McLagan as its independent compensation consulting firm, to assist with the interpretation of new rules, guidance and requirements issued by various regulatory authorities; help in identifying competitive compensation alternatives to consider when designing future compensation packages for the CEO and other members of the EMC; and inform management and the committee of prevailing practices in general and especially within our defined peer group. In addition, as detailed below under “Process for Setting Executive Compensation,” the committee retained McLagan to help it evaluate the current competitive alignment of the Company’s executive compensation levels and structures. Fees paid to McLagan for work performed for the Compensation Committee during 2013 totaled approximately $217,000. Fees paid to McLagan for performance and compensation survey data and consulting advice delivered to management during 2013 totaled approximately $95,000. The Company also engaged McLagan’s affiliate, Aon Hewitt, during 2012 and the early part of 2013 to evaluate and recommend improvements to the Company’s current executive performance appraisal and executive goal-setting processes. The fees paid for these services performed by Aon Hewitt were approximately $110,000. Based on its review of relevant factors, the committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the committee during 2013.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy for executive officers. The committee seeks to establish total compensation for members of the EMC that it believes to be fair, reasonable, and competitive, and to properly balance various objectives. The committee believes that the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Company shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success

•
Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance above established targets

•	Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions

•
Pursue all compensation objectives in a manner that seeks to disincentivize risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Company, including incorporating performance goals specifically tied to risk management

COMPENSATION POLICIES AND PRACTICES RELATED TO RISK MANAGEMENT
Our compensation philosophy supports and reflects the Company’s risk management culture. Zions’ 2013 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.

Specifically, for 2013, we balanced our portfolio of awards between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2013 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

Risk mitigation concerns were balanced with profitability and other performance objectives through features of our compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

COMPENSATION AND GOVERNANCE PRACTICES
As reflected in the following table, our executive compensation programs include many sound governance features:

What We Do:
Require strong ownership and retention of equity
The Company adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price decline.

Require “double trigger” on all CIC arrangements
The Company’s change in control, or CIC, arrangements are subject to “double trigger” requirements, meaning that severance benefits are due, and equity awards vest, only if an executive experiences a qualifying termination of employment in connection with a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates and maintains share utilization levels within industry norms.
Clawback
The Company enhanced its existing clawback policy to allow the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant
The Compensation Committee retains an independent consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

Discourage excessive and unnecessary risk-taking
We discourage excessive risk-taking by executives in many ways, including our balanced program design, multiple performance measures, clawback, and retention provisions. We do not believe that any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which we validate through our risk assessment of incentive-based compensation plans.

What We Don’t Do:
No tax gross-ups on change in control payments or perquisites	The Company’s agreements do not permit excise tax gross-ups upon a change in control. The Company also prohibits tax gross-ups on perquisites.
No “timing” of equity grants
The Company maintains a disciplined equity approval policy. The Company doesn’t grant equity awards in anticipation of the release of material, nonpublic information. Similarly, the Company does not time the release of material, nonpublic information based on equity grant dates.

No option re-pricing	The Company doesn’t re-price or backdate stock options.
No discounted stock options	The Company doesn’t grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Company presently has no active employment contracts.
No personal use of corporate aircraft	The Company does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging
The Company adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions’ equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.

PROCESS FOR SETTING EXECUTIVE COMPENSATION
The committee determines the structure of compensation packages, the potential compensation opportunities, and the actual compensation payments for our CEO and—based partly on the recommendations of our CEO—our other NEOs, as well as other members of our EMC. To assist it in making these determinations, the committee establishes general compensation targets, retains an independent compensation consultant for advice on compensation design and levels, and reviews comparative compensation studies prepared by that consultant.

The committee retained McLagan to advise the committee on the fairness and reasonableness of the Company’s executive compensation programs. McLagan was selected due to its reputation and specialization in completing such assignments for leading financial services companies as well as its familiarity and experience in guiding other commercial banks through the challenges presented by the new and evolving regulatory environment affecting employee compensation in the financial services industry.

When making its decisions, the committee considers both the aggregate amount and mix of each EMC member’s total direct compensation (i.e., base salary, annual cash incentive compensation, long-term equity-based compensation, and long-term, multiyear performance cash units (Value Sharing Plans)). The committee generally assesses total direct compensation relative to competitive market data late in November or December of the preceding year, reviews the individual performance evaluations of each EMC member, discusses recommendations for senior executive compensation and approves final merit and annual cash bonus recommendations at its February or March meeting. In 2013, merit increases and the final recommended short-term and long-term incentive compensation structures for senior executives were approved at its April meeting. Final awards of equity and long-term, multi-year performance cash units (Value Sharing Plan) received final approval in the committee’s May 2013 meeting.

COMPETITIVE POSTURE FOR EXECUTIVE COMPENSATION
The Company’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders. Since the Company competes nationally for executive talent, the committee believes it is appropriate to generally target base salaries and annual cash compensation to the market median (50th percentile) of base salaries and annual cash compensation paid to similarly situated executives of comparable companies (or other relevant benchmarks). Historically, the committee has also believed it is appropriate to make awards of long-term incentive compensation that are consistent with our performance relative to peer companies.

In making compensation decisions, the committee has historically compared each element of total compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is reviewed and updated periodically by the committee, consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the committee believes the Company competes for talent and shareholder investment.

In the fourth quarter of 2012, the committee retained McLagan to update its 2011 study and the companies included in the Custom Peer Group. An updated analysis comparing Zions to companies included in the 2011 Custom Peer Group concluded that we were still close to the median of the companies from the 2011 Custom Peer Group across a mix of factors including: total assets, net revenues, market capitalization and total number of employees. Accordingly, the 2012 study relied on the same set of peer companies contained in the 2011 Custom Peer Group. The 2012 study was used by the committee to assess the competitiveness of 2013 base salary adjustments, targets set for the 2013 annual cash bonus, 2013 grants of stock options and restricted stock units as well as levels of participation awarded in the 2013–2015 Value Sharing Plans. The set of peer companies included in the 2012 Custom Peer Group included:

• Associated Banc-Corp
• BB&T Corporation
• BOK Financial Corporation
• City National Corporation
• Comerica Incorporated
• Commerce Bancshares, Inc.
• First Horizon National Corporation
• Fifth Third Bancorp

• Huntington Bancshares Incorporated
• KeyCorp
• M&T Bank Corporation
• People’s United Financial, Inc.
• Regions Financial Corporation
• SunTrust Banks, Inc.
• Synovus Financial Corp.
• TCF Financial Corporation

In aggregate, the 2013 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Company’s CEO and other senior executives were within 5% of the estimated 2012 market median total compensation for similarly situated executives working at peer financial institutions in the Custom Peer Group.

Upside award leverage for the 2013 annual cash bonus program was limited to 125% of target. Similarly, upside award leverage for the 2013–2015 Value Sharing Plans was limited to 120% of target. Setting aside the movement of Zions’ stock price, if all EMC officers achieved maximum payouts under the annual cash bonus plan as well as the 2013–2015 Value Sharing Plans, their actual total compensation would approach, but fall short of, the 75th percentile of 2012 total compensation for similarly situated executives working at Zions’ Custom Peer Group companies.

The Company also retained McLagan in the fourth quarter of 2013 to update its competitive analysis of pay for members of the EMC. Once again, an analysis comparing Zions to companies included in the 2012 Custom Peer Group was conducted. The updated analysis concluded that while Zions was still close to the median of companies from the 2012 Custom Peer Group across a variety of traditional scoping factors, the comparability of the Custom Peer Group could be improved by replacing the smaller TCF Financial Corporation ($18 billion in assets) with the larger First Niagara ($37 billion in assets). After making this adjustment to the 2013 Custom Peer Group, the 2013 study was used by the committee to help evaluate the annual cash incentive payout recommendations for 2013 and the adjustments to cash salary for 2014, as described below under “Components of Executive Compensation-Base Salary,” and “Components of Executive Compensation-Annual Cash Bonus.”

COMPONENTS OF EXECUTIVE COMPENSATION
Compensation for each of the NEOs, as well as other senior executives, is comprised of the following elements:

•	Base salary

•	Annual bonus

•	Long-term incentives

•	Value Sharing Plans

•	Stock options, restricted stock, and restricted stock units

•	Health and welfare benefits

•	Retirement benefits

◦	Deferred Compensation Plan

◦	Payshelter 401(k) and Employee Stock Ownership Plan

◦	Excess Benefit Plan

◦	Cash Balance Plan

◦	Supplemental Retirement Plan

•	Perquisites and other personal benefits

We provide a brief explanation of the factors used to determine each component of the NEOs’ compensation in the sections that follow.

Base Salary
We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

In considering the appropriate salaries for the NEOs in 2013, it was no longer necessary to abide by TARP-related compensation restrictions. Accordingly, starting in 2013, the salary shares component was eliminated, resulting in lower fixed compensation.

Annual Cash Bonus
The annual cash bonus is a cash incentive program that provides awards to the NEOs and other key employees based on the achievement of goals established annually by the committee. Beginning in 2013, TARP-related compensation restrictions no longer applied to the Company’s officers and cash bonuses were reinstituted.

The Company awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or MIP, which was approved by shareholders in May 2012. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Company’s adjusted operating income for that plan year. The MIP defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the committee in its discretion and may be less than the maximum award allowed under the MIP based on factors the committee deems relevant, including, but not limited to, adjusted operating income for the plan year.

In May 2013, the committee established target and maximum potential cash bonus amounts for EMC members for the 2013 performance year. The target cash bonus structures were developed based on an independent analysis of peer compensation structures and target levels by position. The annual cash bonus targets for EMC members range from 50% to 80% of base salary. Maximum potential annual cash bonus amounts are limited to 125% of target in order to disincentivize excessive and/or unnecessary risk taking.

In February 2014, the committee assessed whether or not, and the extent to which, cash bonuses should be awarded to individual EMC members. These evaluations were based on a subjective evaluation of a variety of factors, including but not limited to the following:

•	Individual job performance

•	Local market conditions

•	Internal equity considerations

•	Recommendations of the Company’s CEO (for other EMC members)

•	The committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units

•	Compensation paid to senior managers with similar qualifications, experience and responsibilities at other institutions

As it pertains to individual job performance, the committee assessed each individual EMC member’s performance against a variety of preestablished performance categories tailored to each EMC member at the recommendation of the CEO (for other EMC members). The performance categories for each individual EMC member contained descriptions of key priorities for each executive to focus on during 2013. These focus areas were established in the second quarter of 2013 and could be modified, if appropriate, during the course of the year. Some of the performance categories established for the NEOs are set forth in the table below:

	Harris Simmons	Doyle Arnold	Scott Anderson	Scott McLean	David Blackford
Return on capital	✓	✓
Operating earnings	✓		✓	✓	✓
Credit and risk management	✓		✓	✓	✓
Capital management and liquidity	✓	✓
Revenue growth	✓		✓	✓	✓
Client service and satisfaction	✓		✓	✓	✓
Operational efficiency and expense control	✓		✓
Org. development & succession planning	✓	✓	✓		✓
Compliance and controls	✓	✓		✓
Major project execution	✓	✓		✓
Community support and involvement	✓

Details on individual award decisions are set forth below under “Compensation Decisions for Named Executive Officers.”

Long-Term Incentive Compensation
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders.

TARP-related limitations on bonus and incentive compensation significantly affected the long-term element of our executive compensation program from 2009 through 2012. Due to these restrictions during this time period, the Company was only permitted to grant restricted stock and restricted stock units to the NEOs and other members of the Company’s EMC.

Prior to 2009, the Company granted members of its EMC roughly equal mix of “target” or “expected value” amounts of performance units in multiyear cash incentive plans, referred to as Value Sharing Plans, and stock options with multiyear vesting periods. Restricted stock and performance shares were granted less frequently than they were during the period that we were subject to TARP restrictions, and typically only when needed to fulfill specific business and human resources objectives.

Shortly after TARP’s compensation restrictions were lifted, the committee began analyzing and evaluating how the Company’s traditional approach to granting long-term incentive compensation programs should be restructured to be consistent with the Company’s long-term goals, market practices, Federal Reserve Board industry guidance, and shareholder feedback. The changes are described in the sections that follow:

Value Sharing Plans
The Value Sharing Plans encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (above predetermined minimum performance thresholds) over multiyear periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued employment.

All of our most recently completed Value Sharing Plans had two-and-one-half year performance periods that began on July 1, 2011, and concluded on December 30, 2013. Under normal circumstances, the committee would have approved the terms, and granted units of participation, to the NEOs and other members of the Company’s EMC in this set of Value Sharing Plans. However, the committee’s use of performance-based programs, like the Company’s Value Sharing Plans, was subject to TARP restrictions. As a result, the committee did not approve, and none of the NEOs or other members of the Company’s EMC received awards of or payouts from this set of Value Sharing Plans. Further, due to the TARP-related compensation restrictions, none of the NEOs or other members of the Company’s EMC received units of participation in the Company’s set of Value Sharing Plans that were approved in 2012 and are designed to cover a two-and-one-half year performance period ending December 31, 2014.

In May 2013, the committee established Value Sharing Plans consisting of a corporate level and seven subsidiary level plans covering the years 2013 through 2015. Unit awards to executives and other officers in the Value Sharing Plans are granted on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company. The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Company performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the Custom Peer Group.

The committee reviewed and approved the design of the 2013–2015 Value Sharing Plans, the basis on which the award funds will be calculated, and the maximum initial nominal value of each award. The 2013–2015 Value Sharing Plans are designed so as to set an initial nominal value at the end of 2013 based on the performance of the Company or affiliate bank, as the case may be, in 2013; to make such initial nominal value subject to reduction based on Company or affiliate bank performance during the period of 2013 through 2015, resulting in a final nominal value; and to settle each participation unit based on the final nominal value and changes in the Company’s average stock price in January 2016 compared to January 2014.

The 2013–2015 Value Sharing Plans provide for the initial nominal value of a participation unit to be set on the basis of (i) actual pre-tax, pre-provision income relative to budgeted levels, and (ii) actual credit losses as a percentage of average total loans and leases to budgeted levels. These levels would be as follows:

Pre-Tax, Pre-Provision Income (PTPP)		Weighting
Maximum	115% of budgeted amount	75% of incentive award fund
Target	110% of budgeted amount
Threshold	85% of budgeted amount
Net Charge-offs (Percent of Average Loans & Leases)		Weighting
Maximum	60% of budgeted amount	25% of incentive award fund
Target	100% of budgeted amount
Threshold	140% of budgeted amount

Each unit has an aggregate threshold value of $0.00, a target value of $1.00, and an aggregate maximum value of $1.20. Intermediate values are established by interpolation.

The 2013–2015 Value Sharing Plans provide that the initial nominal value of a unit may then be reduced, but not increased, based on pre-tax, pre-provision income and net charge-off performance during the period of 2013 through 2015, resulting in a final nominal value. Each participation unit will then be settled in cash at its final nominal value adjusted based on the change in the average price of the Company’s stock in January 2016 relative to that in January 2014.

Stock Options
We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the committee, based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities.

Stock option grants are designed to assist the Company to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in the Company’s stock price performance;

•	Provide an opportunity for increased ownership by executives; and

•	Maintain competitive levels of total compensation.

The Company’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.

We did not grant stock options to the NEOs in 2009 through 2012, due to TARP-related restrictions. The prohibition on stock option grants expired on September 26, 2012, when the Company ceased to be subject to TARP-related compensation restrictions.

In May 2013, in accordance with the expectations issued by the Federal Reserve Board, the committee decided to limit grants of stock options to members of the EMC to less than ten percent of each respective EMC member’s total incentive compensation. Additionally, the committee resolved to subject the vesting of the option grants to Messrs. Simmons and Arnold to performance conditions. Under the terms of the award agreements, the 2013 option grants to Messrs. Simmons and Arnold will not be eligible to vest on the original three year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion. Details on individual grants of stock options to NEOs are provided under “Compensation Decisions for Named Executive Officers.”

Restricted Stock
A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit. As a result of compensation restrictions related to TARP, we were permitted to award long-term restricted stock to the NEOs, but only to the extent the value of the shares did not exceed one-third of the total amount of annual compensation of the employee receiving the shares. This limitation on restricted stock and restricted stock unit awards also expired on September 26, 2012.

The committee believes that restricted stock awards have been an important tool for the committee to utilize in meeting the objectives of our executive compensation program. Restricted stock awards have permitted the committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the

Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock that has been granted generally vests over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.

In January 2013, the committee approved restricted stock awards for EMC members, including NEOs, for 2012 performance. A portion of these restricted stock awards were granted with terms and conditions designed to comply with the TARP-related restrictions since they were earned for a performance period when the Company was still subject to such restrictions. The remaining awards were granted with our typical provisions since they were earned for the portion of the year when TARP-related compensation restrictions no longer applied to the Company.

In May 2013, the committee approved another set of restricted stock unit awards for members of the EMC. These grants, unlike the January 2013 awards that were reflective of 2012 performance, are intended to focus senior executives on future performance. The committee also decided to attach performance vesting conditions to the May 2013 restricted stock unit grants to Messrs. Simmons and Arnold. Once again, under the terms of the award agreements, the 2013 restricted stock unit grants to Messrs. Simmons and Arnold shall not be eligible to vest on the original four year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion. Details on individual grants of restricted stock units to NEOs are provided below under the 2013 Compensation Decisions section.

Summary of 2013 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Company’s EMC during 2013.

Award	2013	2014	2015	2016	2017
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Restricted Stock Units	Granted at fair market value on date of grant	25% vest	25% vest	25% vest	25% vest
Value Sharing Plan Units
One-year and three-year performance periods

Performance metrics (1yr & 3yr):
(i) Pre-tax, Pre-provision income
(ii) Net charge-offs
Initial nominal values:

Target payout value is $1.00 per unit
Maximum payout is $1.20 per unit.
		“Provisional settlement” in actual initial nominal value and average price of Zions shares for each trading day in January 2014
Performance-based vesting occurs at 12/31/2015

Upon vesting, final nominal value is determined based on three-year performance results

The total units permitted to vest may only be reduced or forfeited, not increased
				Actual settlement in cash based on average price of Zions shares for each trading day in January 2016

Health and Welfare Benefits
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

Retirement Benefits
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $17,000 ($22,500 for participants age 50 and above) in 2013. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s profit results in 2012, we made a profit sharing plan contribution equal to 2.0% of eligible compensation in 2013. We also made a contribution in 2014 equal to 2.0% of eligible compensation in light of 2013 performance. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2013 cannot exceed $255,000.

For selected executives, including Messrs. Simmons, Arnold and Blackford, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.

Deferred Compensation Plan
The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $140,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.

Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan
Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Of the 2013 NEOs, only Mr. Anderson was a grandfathered employee receiving earnings and interest credits in this plan. Messrs. Simmons and Blackford accrued interest credits only. None of the other NEOs has a benefit in this plan. On June 30, 2013, the plan was frozen as to earnings credits for all participants.

Supplemental Retirement Plan
From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson have one of these arrangements, which will provide each of them $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

Perquisites and Other Personal Benefits
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Harris Simmons
Mr. Simmons serves as the Company’s chairman and CEO. In assessing Mr. Simmons’ individual performance during 2013, the committee performed an evaluation that identified and examined a broad range of corporate and individual performance factors. The committee noted the following significant 2013 accomplishments in the assessment of Mr. Simmons performance during 2013:

•	Good progress in strengthening the quality and soundness of management and the individual banks, with solid execution and progress on projects addressing the Company’s most pressing challenges

•	Notable improvement in risk management and regulatory matters as well as strengthened stress testing and capital planning processes

•	A well-positioned and core funded balance sheet with strong liquidity and non-interest bearing demand deposits at a historical high (i.e., approximately 40% of total deposits)

•	A smooth transition of several key executive positions, including appointments of a new chief risk officer and a new chief credit officer

The award of an annual cash bonus to Mr. Simmons and vesting of restricted stock and stock options granted to him were all conditioned on the Company successfully meeting certain targets related to stress testing and capital planning with respect to 2014. As of the date of this Proxy Statement, the Company had not completed its 2014 stress testing and capital planning, with the result that the Compensation Committee has not been able to determine whether the conditions have been satisfied. As a result, the committee has deferred its decision regarding Mr. Simmons’ cash bonus for the 2013 performance year. Similarly, the committee has deferred its decision on the vesting of long-term equity awards granted to Mr. Simmons in May 2013 with grant date values totaling $744,682 which represented 100% of his target equity award and 23% of his total target direct compensation. When the Company completes its 2014 stress testing and capital planning, the committee will determine whether to award Mr. Simmons an annual cash bonus for 2013 and, if so, the amount of the award, as well as whether the performance condition to the vesting of his equity grants has been satisfied. Mr. Simmons was also granted 1,102,782 units in the 2013–2015 Value Sharing Plans, equal to 100% of his target award and representing 34% of total target direct compensation. In 2013, Mr. Simmons received an increase in his cash salary to $890,000 from $875,000 in 2012, an increase of 1.7%. In February 2014, the committee increased Mr. Simmons’ base salary by 3.3% to $920,000.

Doyle Arnold
Mr. Arnold serves as the Company’s vice chairman and CFO. In assessing Mr. Arnold’s individual performance during 2013, the committee reviewed an evaluation prepared by Mr. Simmons, the Company’s CEO that identified and examined a broad range of corporate and individual performance factors. Mr. Simmons noted the following significant 2013 accomplishments, among others, in his assessment of Mr. Arnold’s performance during the 2013 performance year:

•	Extraordinary efforts to upgrade the Company’s stress testing and capital planning processes

•	Successful and timely completion of numerous capital and financing actions that have significantly reduced the Company’s cost of capital

•	Effective engagement with investors, rating agencies, and regulators

•	Strengthening the financial talent in the Company

The award of an annual cash bonus to Mr. Arnold and vesting of restricted stock and stock options granted to him were all conditioned on the Company successfully meeting certain targets related to stress testing and capital planning with respect to 2014. As of the date of this Proxy Statement, the Company had not completed its 2014 stress testing and capital planning, with the result that the Compensation Committee has not been able to determine whether the conditions have been satisfied. As a result, the committee has deferred its decision regarding Mr. Arnold’s cash bonus for the 2013 performance year. Similarly, the committee has deferred its decision on the vesting of long-term equity awards granted to Mr. Arnold in May 2013. These awards had grant date values totaling $443,277 which represented 100% of his target equity award and 21% of his total target direct compensation. When the Company completes its 2014 stress testing and capital planning, the committee will determine whether to award Mr. Arnold an annual cash bonus for 2013 and, if so, the amount of the award as well as whether the performance condition to the vesting of his equity grants has been satisfied. Mr. Arnold was also granted 748,611 units in the 2013–2015 Value Sharing Plans, equal to 100% of his target award and representing 35% of total target direct compensation. In 2013, Mr. Arnold received an increase in his cash salary to $550,000 from $542,000 in 2012, a 1.4% increase. In February 2014, the committee increased Mr. Arnold’s cash salary by 3.6% to $570,000.

Scott Anderson
Mr. Anderson serves as the CEO and president for Zions First National Bank. In assessing Mr. Anderson’s individual performance during 2013, the committee reviewed an evaluation prepared by Mr. Simmons, the Company’s CEO, which identified and examined a broad range of business unit specific and individual performance factors. Mr. Simmons noted the following significant 2013 accomplishments, among others, in his assessment of Mr. Anderson’s 2013 performance:

•	Improving credit quality, including a significant year-over-year decline in net charge-offs

•	Reductions in total direct expenses and credit costs

•	Overall focus and results in business development, especially those related to the Family Business Initiative and efforts to build market share in Idaho

•	Excellence in representing the bank in the community and support of various company projects and initiatives, including those pertaining to stress testing

Based on the overall performance of Zions First National Bank and the individual accomplishments achieved during 2013, the committee awarded an annual cash bonus to Mr. Anderson in the amount of $380,000, equal to 109% of his target award and long-term equity awards totaling $353,067 which represents 100% of his target equity award and 19% of his total target direct compensation. Mr. Anderson was also granted 596,591 units in the 2013–2015 Value Sharing Plans, equal to 100% of his target Value Sharing Plan award and 33% of his total target direct compensation. In 2013, Mr. Anderson received an increase in his cash salary to $525,000 from $518,000 in 2012, a 1.4% increase. In February 2014, the committee increased Mr. Anderson’s cash salary by 2.9% to $540,000.

Scott McLean
During 2013, Mr. McLean served as the chief executive officer for Amegy Bank N.A., and he is described as such throughout the compensation tables. (As noted in his biography included in “Executive Officers of the Company,” as of the date of this Proxy Statement, he is president of the Company and chairman of Amegy Bank N.A.). In assessing Mr. McLean’s individual performance during 2013, the Committee reviewed an evaluation prepared by Mr. Simmons, the Company’s CEO, which identified and examined a broad range of business unit specific and individual performance factors. Mr. Simmons noted the following significant 2013 accomplishments, among others, in his assessment of Mr. McLean’s 2013 performance:

•	Overall financial performance, highlighted by PTPP income growth and increasing mortgage banking revenue in a difficult environment

•	Loan growth results at Amegy Bank were the best in the Company, together with strong demand deposit account growth

•	Outstanding leadership of the Treasury Management product and sales efforts across the Company as evidenced by continued strong showings in Greenwich ratings

•	Strong commitment to risk management results; very good progress on loan grading accuracy improvements; attentive to regulatory, internal audit, credit exam, and compliance findings

•	Stellar job in supporting corporate initiatives and representing the bank superbly in the community

Based on the overall performance of Amegy Bank and the individual accomplishments achieved during 2013, the Committee awarded an annual cash bonus to Mr. McLean in the amount of $380,000, equal to 112% of his target award and long-term equity awards totaling $342,987 which represents 100% of his target equity award and 19% of his total target direct compensation. Mr. McLean was also granted 579,544 units in the 2013–2015 Value Sharing Plans, equal to 100% of his target Value Sharing Plan award and 33% of his total target direct compensation. Mr. McLean did not receive an increase to his cash salary in 2013. In connection with Mr. McLean’s promotion to President of the Company in February 2014, the committee increased Mr. McLean’s cash salary by 5.9% to $540,000.

David Blackford
Mr. Blackford serves as the CEO and president for California Bank & Trust. In assessing Mr. Blackford’s individual performance during 2013, the committee reviewed an evaluation prepared by Mr. Simmons, the Company’s CEO, which identified and examined a broad range of business unit specific and individual performance factors. Mr. Simmons noted the following significant 2013 accomplishments, among others, in his assessment of Mr. Blackford’s 2013 performance:

•	Outstanding results and focus on expense management

•	Strong credit quality, evidenced by the bank experiencing net recoveries of over $4 million and gross charge-offs of only 14bps during 2013

•	Good progress in building Commercial Banking, with a growing portion of the total loan portfolio coming from this division

•	Highly cooperative and supportive of corporate initiatives, particularly those involving the development and leverage of human capital across the enterprise

Based on the overall performance of California Bank & Trust and the individual accomplishments achieved during 2013, the committee awarded an annual cash bonus to Mr. Blackford in the amount of $370,000, equal to 122% of his target award and long-term equity awards totaling $305,349 which represents 100% of his target equity award and 19% of his total target direct compensation. Mr. Blackford was also granted 515,991 units in the 2013–2015 Value Sharing Plans, equal to 100% of his target award and 32% of his total target direct compensation. Mr. Blackford did not receive an increase to his cash salary in 2013. In February 2014, the committee increased Mr. Blackford’s cash salary by 2.5% to $523,000.

TAX AND ACCOUNTING IMPLICATIONS
Deductibility of Executive Compensation
As part of its role, the committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. The Company believes that compensation paid pursuant to salary, bonus, and incentive plans generally is fully deductible for federal income tax purposes.

Generally, the committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction.

Nonqualified Deferred Compensation
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation
Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation - Stock Compensation. See “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 17 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2013.

EMPLOYEE CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Company has no active executive employment contracts.

SHARE OWNERSHIP AND RETENTION GUIDELINES; HEDGING AND PLEDGING POLICY
In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.

In addition, our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Company stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Company stock only with prior review and approval upon a demonstration that the pledge may be conducted prudently, without material risk to the pledgor or the Company. The aggregate amount of securities pledged by all directors and executive officers may not exceed 5% of the total outstanding amount of the class of securities subject to the pledge. As of December 31, 2013, less than one-half percent of the Company’s total outstanding common shares were subject to pledge by directors and executive officers. See the beneficial ownership table on page 57 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgor to reduce their outstanding pledged positions if the committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Company’s stock ownership and retention guidelines.

INCENTIVE COMPENSATION CLAWBACK POLICY
The Company believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation. In addition, as described in the previous section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.

The Company also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, in May 2013, the Company revised its Incentive Compensation Clawback Policy, which gives the Company the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.

Accordingly, the Company in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return, or adjust such compensation to the Company, and if so required any employee shall forfeit, disgorge, return, or adjust such compensation in the manner directed by the Company, in the following circumstances:

•
As required by Section 304 of the Sarbanes Oxley Act, which generally provides that in the event the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with financial reporting requirements under securities laws, the CEO and CFO must reimburse the Company for any incentive compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated

•
As required by Section 954 of the Dodd-Frank Act, which indirectly provides that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare such restatement, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement

•	As required by any other applicable law, regulation or regulatory requirement

•
If the Company suffers extraordinary financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the employee in circumstances constituting illegal or intentionally wrongful conduct, gross negligence or seriously poor judgment

•	If the employee is awarded or is paid out under incentive compensation plans on the basis of significantly incorrect financial calculations or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout

Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Company in its discretion determines to be appropriate.

In exercising its discretion under this Incentive Compensation Clawback Policy, the Company may, to the extent permitted by law or regulation, consider the degree of harm suffered by the Company, the employee’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, the extent to which the employee was acting in accordance with Company policies, procedures and processes, the extent to which others were responsible for the acts or decisions giving rise to the harm, the position and responsibilities of the employee relative to the magnitude of harm suffered by the Company, the long-term value of the employee to the Company and such other factors as the Company deems to be appropriate.

CHANGE IN CONTROL AGREEMENTS
The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.

For purposes of the change in control agreements, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred in any of the following circumstances:

•	Any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities

•	The majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met

•	A merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity

•	The shareholders of the Company approve a plan of complete liquidation of the Company

•	An agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated

The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive the following:

•
A lump sum severance payment equal to two or three times (depending on whether the individual is grandfathered under a prior iteration of the CIC arrangement that provided for three times) the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the two or three years (depending on the individual) immediately prior to the change in control

•	Full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination

•	Continuation of medical and dental health benefits for two or three years (depending on the individual)

•	Outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the executive’s annual base salary

•	Full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans

Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Our change in control agreements provide that, immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. However, this “single trigger” for accelerated vesting and exercisability has been overridden by the terms of all equity grants made by the Company during or after May 2012, which require actual or constructive termination of employment following a change in control for accelerated vesting and exercisability; these grants also provide for continued vesting and exercisability, even in the absence of a change in control or termination of employment, for certain retirement eligible employees. As a result, equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”), while equity grants awarded prior to that time generally provide for accelerated vesting and exercisability after a change in control, regardless of any change in employment status. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report was adopted March 31, 2014, by the Compensation Committee of the Board of Directors.

Compensation Committee

Steven C. Wheelwright, Chairman
Patricia Frobes
Roger B. Porter
Shelley Thomas Williams

COMPENSATION TABLES
2013 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, Salary in 2013 is denominated in cash only. In the “Bonus” column we detail the amount of the annual discretionary bonus or other bonuses paid to the NEO for 2013. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2013. Please also refer to the table in this Proxy Statement with the title “2013 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock units, and performance stock units to NEOs in 2013. Vesting of these stock awards is conditioned on the participant’s continued employment with us. A portion of the restricted stock unit awards were structured to be compliance with TARP-related compensation restrictions, and as such, cannot vest within two years of grant except in the instance of death, disability, or a constructive termination following a change in control. The remainder of the restricted stock units and performance stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. A portion of the 2013 equity grants to Messrs. Simmons and Arnold contained performance vesting conditions predicate upon the Company successfully meeting certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multiyear period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multiyear performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2013; and (2) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column, we disclose the sum of the dollar value of the following:

•	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000

•	All “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes, if any

•	Amounts we paid or that became due related to termination, severance, or change in control, if any

•	Our contributions to vested and unvested defined contribution plans

•	Any life insurance premiums we paid during the year for the benefit of an NEO
SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)(5)	All Other Compensation ($)	Total ($)
Harris H. Simmons Chairman, President and Chief Executive Officer Zions Bancorporation	2013	890,000	(2)	1,318,857	196,229	—	(16,276)	34,166(6)
	2012	1,712,000	—	664,993	—	—	102,381	27,601	2,506,975
	2011	1,475,000	—	—	—	—	47,606	9,800	1,532,406

Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	2013	550,000	(2)	829,337	122,441	—	—	26,025(7)
	2012	1,192,000	—	501,498	—	—	—	20,941	1,714,439
	2011	1,003,000	—	—	—	—	—	9,800	1,012,800

A. Scott Anderson President and Chief Executive Officer Zions First National Bank	2013	525,000	380,000	710,371	101,698	—	23,826	51,597(8)	1,819,988
	2012	918,000	—	316,485	—	—	67,904	37,524	1,350,346
	2011	844,000	—	—	—	—	43,225	26,862	914,087

Scott J. McLean Chief Executive Officer Amegy Bank N.A.	2013	510,000	380,000	699,198	98,789	—	—	26,672(9)	1,714,660
	2012	990,000	—	389,990	—	—	—	24,994	1,404,984
	2011	852,000	—	—	—	—	—	15,800	867,800

David E. Blackford Chief Executive Officer California Bank & Trust	2013	510,000	370,000	517,395	87,958	—	4,280	35,832(10)	1,525,465
	2012	990,000	—	354,994	—	—	8,699	32,060	1,385,753
	2011	846,000	—	—	—	—	16,593	21,440	884,033

*	The table reflects the position held by each NEO as of December 31, 2013.

[1]
2013 salary is denominated in cash only. Salary in 2012 and 2011 was comprised of cash salary and salary shares. The components of the NEOs’ 2012 and 2011 total salary are displayed below. Salary shares were a form of compensation permitted under TARP compensation rules. Salary shares were granted in biweekly installments during 2012 as fully vested restricted stock units. The salary shares granted in 2012 were settled in cash. These salary shares were not transferable until the transfer restrictions lapsed. The transfer restrictions on the 2012 salary shares lapsed on September 30, 2012 and March 31, 2013.

	2012 Cash Salary	2012 Salary Shares	2012 Total Salary	2011 Cash Salary	2011 Salary Shares	2011 Total Salary
Harris H. Simmons	$875,000	$837,000	$1,712,000	$875,000	$600,000	$1,475,000
Doyle L. Arnold	542,000	650,000	1,192,000	542,000	461,000	1,003,000
A. Scott Anderson	518,000	400,000	918,000	518,000	326,000	844,000
Scott J. McLean	510,000	480,000	990,000	510,000	342,000	852,000
David E. Blackford	510,000	480,000	990,000	510,000	336,000	846,000

[2]
Bonus awards to Messrs. Simmons and Arnold for performance in 2013 were subject to certain performance conditions which have not been satisfied as of the date of this Proxy Statement. It is possible that such conditions will be satisfied and bonus payments will be made to Messrs. Simmons and Arnold for performance in 2013 subsequent to the date of this Proxy Statement.

[3]
Grant values of restricted stock or restricted stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date.

[4]	The net change in the accumulated present value of pension benefits for each NEO during 2013 was: Mr. Simmons, ($16,276); Mr. Anderson, $23,826 and Mr. Blackford, $4,280.

[5]
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2013.

[6]
All other compensation for Mr. Simmons consists of the following: (i) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $18,864 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $12,600 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus; and (iii) in 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan.

[7]
All other compensation for Mr. Arnold consists of the following: (i) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $10,723 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $5,940 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus; and (iii) in 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan.

[8]
All other compensation for Mr. Anderson consists of the following: (i) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $36,295 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $22,523 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus; and (iii) in 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan and $17,062 in contribution to the non-qualified Excess Benefit Plan.

[9]
All other compensation for Mr. McLean consists of the following: (i) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance and $3,890 in imputed income for club dues and $1,582 in imputed income for bank owned life insurance; (ii) for 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance and $2,662 in imputed income for club dues and $1,432 in imputed income for bank owned life insurance; and (iii) for 2011, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance.

[10]
All other compensation for Mr. Blackford consists of the following: (i) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $8,752 in contribution to the non-qualified Excess Benefit Plan, annual car allowance of $9,000, and a $2,880 allowance to cover annual club membership dues; (ii) for 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $5,300 in contribution to the non-qualified Excess Benefit Plan, annual car allowance of $9,000, and a $2,860 allowance to cover annual club membership dues; and (iii) for 2011, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $2,640 allowance to cover annual club membership dues.

2013 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Rest. Stock Units (1,2)	1/25/2013	—	—	—	—	33,525	—	—	770,404
	Perf Stock Units (1,2)	5/24/2013	—	—	—	—	19,951	—	—	548,453
	Perf. Options (3)	5/24/2013	—	—	—	—	—	28,806	27.49	196,229
	Value Sharing Plan (4)		1,102,832	—	1,102,832	1,323,398	—	—	—	—

Doyle L. Arnold	Rest. Stock Units (1,2)	1/25/2013	—	—	—	—	22,128	—	—	508,502
	Perf Stock Units (1,2)	5/24/2013	—	—	—	—	11,671	—	—	320,836
	Perf. Options (3)	5/24/2013	—	—	—	—	—	17,974	27.49	122,441
	Value Sharing Plan (4)		748,611	—	748,611	898,333	—	—	—	—

A. Scott Anderson	Rest. Stock Units (1,2)	1/25/2013	—	—	—	—	19,974	—	—	459,002
	Rest. Stock Units (1,2)	5/24/2013	—	—	—	—	9,144	—	—	251,369
	Options (3)	5/24/2013	—	—	—	—	—	14,929	27.49	101,698
	Value Sharing Plan (4)		596,591	—	596,591	715,909	—	—	—	—

Scott J. McLean	Rest. Stock Units (1,2)	1/25/2013	—	—	—	—	19,800	—	—	455,004
	Rest. Stock Units (1,2)	5/24/2013	—	—	—	—	8,883	—	—	244,194
	Options (3)	5/24/2013	—	—	—	—	—	14,502	27.49	98,789
	Value Sharing Plan (4)		579,545	—	579,545	695,454	—	—	—	—

David E. Blackford	Rest. Stock Units (1,2)	1/25/2013	—	—	—	—	13,055	—	—	300,004
	Rest. Stock Units (1,2)	5/24/2013	—	—	—	—	7,908	—	—	217,391
	Options (3)	5/24/2013	—	—	—	—	—	12,912	27.49	87,958
	Value Sharing Plan (4)		515,991	—	515,991	619,189	—	—	—	—

[1]
Restricted stock units and performance stock units were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. A portion of the awards made on January 25, 2013 are consistent with the requirements of TARP compensation rules, and as such, no awards can vest within two years of grant except in the instance of death, disability, or a constructive termination following a change in control. Once the two year service requirement has been satisfied, the restricted awards vest 50% on the second anniversary of the grant, 25% on the third anniversary of the grant date, and the remaining 25% on the fourth anniversary of the grant date. The remaining restricted stock units granted on January 25, 2013 have provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. The awards granted on May 24, 2013 to Mr. Simmons and Mr. Arnold were made in the form of performance stock units. The performance conditions require that these grants will not be eligible to vest on the original four year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company and at least two years of service following the grant date, the TARP-compliant restricted awards continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights during the vesting period, but do have dividend equivalent rights.

[2]	The restricted stock and restricted stock units granted to Messrs. Simmons, Arnold, Anderson, McLean, and Blackford on January 25, 2013 were all made on account of their performance in 2012.

[3]
Stock options were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until filly vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. The options granted on May 24, 2013 to Mr. Simmons and Mr. Arnold were made in the form of performance options. The performance conditions require that these grants shall not be eligible to vest on the original three year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion.. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.

[4]
Units were granted under the 2013–2015 Value Sharing Plans. Messrs. Simmons and Arnold participate in the Bancorporation VSP, while Messrs. Anderson, McLean, and Blackford have half of their VSP units in the Bancorporation Plan and half in the VSP of their respective affiliate bank. Performance under these plans is based on achievement of adjusted pre-tax pre-provision earnings and net charge-offs compared to predetermined thresholds over the 2013 fiscal year and also over the time period from January 1, 2013 to December 31, 2015. Potential value also adjusts with the Zions Bancorporation common stock price over the time period from January 2014 to December 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2013
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. In December 2010, Messrs. Simmons, Arnold, Anderson, McLean, and Blackford, as well as the other members of the Company’s EMC, voluntarily surrendered their stock option grants from 2005–2007. No consideration or other compensation was provided in exchange for these surrendered stock options. These option grants had exercise prices ranging from $70.79 to $83.25 and were unlikely to realize value prior to their expiration dates.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.

We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Harris H. Simmons	77,000	—	47.29	04/23/2015	6,039	180,928	19,951	597,732
	—	28,806	27.49	05/23/2020	39,372	1,179,585	—	—
	—	—			33,525	1,004,409	—	—
	77,000	28,806			78,936	2,364,922	19,951	597,732

Doyle L. Arnold	67,000	—	47.29	04/23/2015	3,965	118,791	11,671	349,663
	190,000	—	27.98	08/14/2015	29,692	889,572	—	—
	—	17,974	27.49	05/23/2020	22,128	662,955	—	—
	257,000	17,974			55,785	1,671,318	11,671	349,663

A. Scott Anderson	50,000	—	47.29	04/23/2015	3,417	102,373	—	—
	71,000	—	27.98	08/14/2015	18,738	561,390	—	—
	—	14,929	27.49	05/23/2020	19,974	598,421	—	—
					9,144	273,954	—	—
	121,000	14,929			51,273	1,536,138	—	—

Scott J. McLean	9,407	—	67.12	06/25/2014	3,220	96,471	—	—
	10,975	—	58.26	05/18/2015	23,090	691,776	—	—
	21,000	—	47.29	04/23/2015	19,800	593,208	—	—
	119,000	—	27.98	08/14/2015	8,883	266,135	—	—
	—	14,502	27.49	05/23/2020			—	—
	160,382	14,502			54,993	1,647,590

David E. Blackford	44,000	—	47.29	04/23/2015	3,396	101,744	—	—
	95,000	—	27.98	08/14/2015	21,018	629,699	—	—
	—	12,912	27.49	05/23/2020	13,055	391,128	—	—
					7,908	236,924	—	—
	139,000	12,912			45,377	1,359,495	—	—

[1]
All outstanding stock options vest 33% each year and have a seven year term, except for the option grants made to Mr. McLean in 2004–2005, that were made prior to the acquisition of Amegy Bank and have ten year terms.

[2]	Based on closing market price on December 31, 2013, of $29.96 per share.

[3]
Messrs. Simmons and Arnold were granted performance options and performance stock units in 2013.. The performance conditions require that these grants will not be eligible to vest on the original three-year or four-year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion.

OPTION EXERCISES AND STOCK VESTED IN 2013
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares that have vested; and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	13,504	375,893
Doyle L. Arnold	—	—	8,590	239,166
A. Scott Anderson	—	—	7,836	218,080
Scott J. McLean	—	—	13,361	347,521
David E. Blackford	—	—	7,636	212,544

[1]	We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2013 PENSION BENEFITS TABLE
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2013. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	495,182	—
	Excess Benefit Plan	21.46	337,108	—
	Supplemental Retirement Plan	N/A	129,729	—

A. Scott Anderson	Cash Balance Pension Plan	22.50	397,775	—
	Excess Benefit Plan	22.50	362,975	—
	Supplemental Retirement Plan	N/A	161,376	—

David E. Blackford	Cash Balance Pension Plan	5.00	56,494	—
	Excess Benefit Plan	5.00	227,013	—

[1]	Messrs. Arnold and McLean are not eligible to participate in the Company’s defined benefit retirement programs.

[2]
The Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen on December 31, 2002, except for certain individuals who met the age and service requirements to continue receiving service credits. As of that date, Messrs. Simmons and Blackford did not meet the age requirement, but Mr. Anderson did meet the requirements. Subsequently, on June 30, 2013, the Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen for all plan participants. The service credits displayed in the table will remain constant in future years. Any future present value changes will only result from interest crediting.

Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2013 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2013.

The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2013. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2013, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.

The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.

The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2013.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	18,864	57,531	—	206,964
Doyle L. Arnold	—	10,723	264,878	(54,407)	1,578,917
A. Scott Anderson	—	36,295	123,410	—	444,780
Scott J. McLean	—	—	—	—	—
David E. Blackford	—	8,752	464,546	—	3,896,422

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $29.96.

Severance
Messrs. Simmons, Arnold, Anderson, McLean, and Blackford do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.

Under the Zions Bancorporation severance policy, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”

Accelerated Vesting of Long-Term Incentives
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”

Value Sharing Plans
NEO’s received Value Sharing Plan units in 2013. These plans provide for a pro-rata payment at the completion of the three-year performance period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the performance period. However, upon a change in control of the Company, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.

Equity Awards
The Company has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. All equity awards granted to NEOs in years 2009 through 2012 were subject to TARP-related compensation restrictions. These restrictions prohibited stock option awards to the NEOs and required at least two years of service prior to any vesting of restricted stock and restricted stock units.The provisions of equity awards granted after May 2011 vest and become exercisable upon the death or disability of the holder; those granted prior to that time do not. Equity awards granted prior to May 2012 vest and become exercisable after a change in control only if the executive is terminated by the Company other than for cause or by the executive for good reason. In addition, provisions of equity awards granted since 2012 provide that, upon the executive’s retirement after attainment of age 60 or older and five or more years of total service with the Company, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule; equity awards granted prior to that time provided that unvested equity awards would be forfeited upon retirement. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.

Retirement Plans
All of our NEOs are fully vested in all of their retirement benefits. These benefits are not enhanced based on circumstances regarding termination. Because the Company does not enhance the benefits payable under any of its retirement plans if the employment of one of the NEOs terminates, we do not report any amount in respect of these plans in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis” and “2012 Pension Benefits Table,” and in the “2012 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits
Under the Company’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Company’s obligations under the change in control arrangements are discussed above.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	890,000(1)	1,834,128(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,673,292(4)	—	—	3,401,416(5)
Retirement Plans	—	—	—	—	30,600(6)
Other Benefits	—	—	—	—	29,124(7)

Doyle L. Arnold
Severance	—	—	—	550,000(1)	1,207,007(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,057,014(4)	—	—	1,447,401(5)
Retirement Plans	—	—	—	—	30,600(6)
Other Benefits	—	—	—	—	29,124(7)

A. Scott Anderson
Severance	—	—	—	525,000(1)	1,163,738(2)(3)
Accelerated Vesting of Long-Term Incentives	—	909,250(4)	—	—	1,340,933(4)
Retirement Plans	—	—	—	—	30,600(6)
Other Benefits	—	—	—	—	19,836(7)

Scott J. McLean
Severance	—	—	—	510,000(1)	822,096(2)(3)
Accelerated Vesting of Long-Term Incentives	—	895,163(4)	—	—	1,876,592(5)
Retirement Plans	—	—	—	—	30,600(6)
Other Benefits	—	—	—	—	32,220(7)

David E. Blackford
Severance	—	—	—	510,000(1)	1,304,803(2)(3)
Accelerated Vesting of Long-Term Incentives	—	659,944(4)	—	—	1,223,848(5)
Retirement Plans	—	—	—	—	30,600(6)
Other Benefits	—	—	—	—	19,836(7)

[1]
The Zions Bancorporation Severance Policy for executive officers provides four weeks salary for each $10,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced above what any other employee would be due as a result of the termination occurrence.

[2]
Under the Company’s change in control agreements, upon a change in control and termination by the Company other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

[3]
The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual discretionary bonus. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Simmons, Arnold, Anderson, McLean, and Blackford in order to avoid the imposition of excise taxes.

[4]
Under the Company’s change in control arrangements, each NEO would be entitled to receive an amount equal to the amount the Company would have contributed to each NEOs account under the Company’s 401(k) plan as a matching contribution had they remained employed by the Company for three years after the date of termination and had the executive made the maximum elected deferral contribution. This amount reflects the maximum employer contribution of four percent applied to the compensation limit ($255,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code.

[5]
Under the Company’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation.

[6]
The equity awards granted in 2013 contain a provision that would accelerate vesting in the instance of death or disability. These figures represent the potential value of this acceleration as of December 31, 2013.

[7]
The Company’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not receive in the absence of a change in control. The figures presented in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2013. For Value Sharing Plans, the incremental value is based on the target value of plan units. For (i) equity awards without continued vesting upon attainment of age 60 and five years of service or (ii) for equity awards with such vesting that are held by NEOs that were not age 60 or did not have five years service as of December 31, 2013, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2013 and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2013. For equity awards with the continued vesting provision that are held by executives who had attained age 60 and five years of service as of December 31, 2013, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2013. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

RELATED PARTY TRANSACTIONS POLICY
In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as five percent or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans” are to be reviewed, approved, or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Federal Reserve. The only transactions occurring in 2013 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

Our Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

CASH COMPENSATION
Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees of the Board receive $1,250 for each committee meeting they attend. The chairman of the Audit Committee receives an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $7,500 annual retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

DIRECTOR STOCK PROGRAM
Nonemployee directors were granted either restricted stock or restricted stock units in 2013. The number of restricted stock or units was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYMEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the board, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2013 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the “All Other Compensation” column.

2013 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	87,750	70,000	0	0	0	160,840
R.D. Cash	82,750	70,000	0	0	0	155,840
Patricia Frobes	89,250	70,000	0	0	0	159,250
J. David Heaney	84,500	70,000	0	0	28,756	183,256
Roger B. Porter	84,250	70,000	0	0	0	157,340
Stephen D. Quinn	101,750	70,000	0	0	0	171,750
L. E. Simmons	70,250	70,000	0	0	0	140,250
Steven C. Wheelwright	86,750	70,000	0	0	0	156,750
Shelley Thomas Williams	87,000	70,000	0	0	0	160,090

[1]
Harris H. Simmons, the Company’s chairman and CEO, is not included in this table because he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 42.

[2]	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

[3]
Grants of 2,492 shares of restricted stock were made to each director effective May 28, 2013, under the 2005 Stock Option and Incentive Plan, which vested six months from the date of grant. The fair market value on the date of grant was $28.09 per share.

[4]
The directors’ restricted stock and stock option awards outstanding as of December 31, 2013 are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 57. With the exception of 2,508 of Mr. Heaney’s stock options, the options listed are all priced below current fair market value.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2013
Jerry C. Atkin	—	23,800	4,000
R.D. Cash	—	23,800	4,000
Patricia Frobes	—	23,800	4,000
J. David Heaney	—	18,308	—
Roger B. Porter	—	23,800	4,000
Stephen D. Quinn	—	23,800	4,000
L. E. Simmons	—	23,800	4,000
Steven C. Wheelwright	—	23,800	—
Shelley Thomas Williams	—	23,800	4,000

PRINCIPAL HOLDERS OF VOTING SECURITIES

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of five percent or more of the common stock of the Company as of December 31, 2013.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	Beneficial	14,711,169	7.96%
Wells Fargo & Company (1) 420 Montgomery Street San Francisco, CA 94104	Beneficial	14,399,890	7.80%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	12,070,057	6.53%
SSgA Funds Management Inc. State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	10,281,236	5.56%
Invesco Advisers, Inc. 1555 Peachtree Street NE Atlanta, GA 30309	Beneficial	9,642,030	5.22%

[1]
Shares reported are predominately owned by a variety of affiliate investment advisors (such as Wells Fargo’s Metropolitan West Capital Management, which owns 12,129,916 million shares, or 84% of the Wells Fargo cumulative position); such positions are considered by the Company to be passive investments.

The following table shows the beneficial ownership, as of March 26, 2014, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 26, 2014.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(2)	G(2)	H(2)	I	J
Doyle L. Arnold	357,321	*	4,461	12,000	—	150	125
Jerry C. Atkin	67,979	*	—	—	24,000	—	—
David E. Blackford	193,522	*	—	—	—	—	—
R. D. Cash	92,982	*	—	2,000	2,000	—	100
Patricia Frobes	50,679	*	—	13,000	—	—	—
J. David Heaney	69,934	*	—	—	—	—	—
Scott J. McLean	283,215	*	—	—	—	—	—
Roger B. Porter	88,279	*	—	—	—	—	2,500
Stephen D. Quinn	60,979	*	—	200,000	—	—	—
Harris H. Simmons(1)	1,385,430	*	—		—	—	412
L. E. Simmons	954,980	*	—	—	—	—	—
Shelley Thomas Williams	41,679	*	—	—	—	—	—
Steven C. Wheelwright	53,090	*	—	—	—	—	—

All directors and officers as a group (28 persons)(1)	4,963,638	2.66%	4,461	233,000	26,000	150	3,137

*
Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than one percent of each class of the outstanding preferred shares except as follows: Mr. Quinn holds approximately 3% of the total outstanding Preferred Series G shares, while all directors and officers as a group own approximately 3.3% of the total outstanding Preferred Series G shares. Mr. Porter owns approximately 1.3% of the total outstanding Preferred Series J Shares, while all directors and officers as a group own approximately 1.6% of the total outstanding Preferred Series J shares.

[1]
As of December 31, 2013, of the total shares owned by Harris Simmons, 770,162 common shares were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans made from such accounts. Of the total shares held by all directors and officers as a group, 894,005 common shares and 6,000 Preferred Series G shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Company were subject to pledge by our directors and officers as a group as of December 31, 2013.

[2]	Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

PROPOSALS

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS

The following nine persons are nominated for election as directors for a one year term:

Jerry C. Atkin
Patricia Frobes
J. David Heaney
Roger B. Porter
Stephen D. Quinn
Harris H. Simmons
L.E. Simmons
Steven C. Wheelwright
Shelley Thomas Williams

Biographical information for each of the nominees is set out in the section entitled “Board Members and Nominees - Director Nominees” on page 3 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.

We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2013 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee beginning on page 13 of this Proxy Statement.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2013 EXECUTIVE COMPENSATION (“SAY ON PAY”)

We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2014 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.

Recommendation of the Board:

The Board unanimously recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2013 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.

The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2013.

As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation decisions for 2013 were heavily influenced by the Company’s release from TARP-related compensation restrictions and its improving financial performance, as evidenced by stronger operating results and improved credit quality.

The Company restructured its executive compensation program in 2013 after its compensation practices were no longer restricted by TARP, to return to our pre-TARP practice of placing heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over 72% of their annual target direct compensation dependent upon short- and long-term performance-based incentives. Further, the Company’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that may expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multi-year performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.

In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company.

As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2013, the Compensation Committee considered the shareholder ratification at our 2013 annual meeting of the compensation paid to our named executive officers for 2012. At our 2013 annual meeting of shareholders, over 97% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2013 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

Under current SEC rules, we are required to hold an advisory vote to establish the frequency of the advisory Say on Pay vote at least once every six years. In 2013, the Board of Directors adopted an annual frequency for the Company’s advisory Say on Pay vote, based in part on the preference expressed by our shareholders in the nonbinding frequency vote held during the 2013 annual shareholder’s meeting.

Proposal 4: SHAREHOLDER PROPOSAL REGARDING POLICY TO REQUIRE BOARD CHAIRMAN INDEPENDENCE

Gerald R. Armstrong, 621 Seventeenth Street, No. 2000, Denver, Colorado, 80293-2001, 303-355-1199, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 904 common shares. In accordance with applicable proxy regulations, Mr. Armstrong’s proposed resolution and supporting statement are set forth below in the form that we received it:

RESOLUTION
That the shareholders of ZIONS BANCORPORATION request its Board of Directors to adopt a policy, and amend the by-laws and other corporate documents as necessary, to require the Chairman of the Board to be an independent member of the Board of Directors.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

STATEMENT
The proponent of this proposal is a long-term shareholder of ZIONS BANCORPORATION, having owned shares since 1971. In past meetings, he introduced “Say-On-Pay” proposals and his efforts caused the repeal of three-year terms for Directors.

In last year’s annual meeting, he presented this proposal and 45,562,180 shares—34% of the shares voted on the proposal worth $1,252,504,328.20 on the meeting date—were voted in its favor.

The proponent believes that it should be apparent that the person serving as Chairman, President, and CEO was likely a part of the problems which he has failed to prevent and adequately correct and that additional leadership could have created accountability and improved performance. He is familiar with the problems which originated under that person and believes these occurred because the Board of Directors had failed to appoint an “independent” chairman who would have monitored his performance.

An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co. study found that in 2006, all of the underperforming North American Companies with long-tenured CEO’s lacked independent chairman (The Era of the Inclusive Leader. Booz Allen Hamilton Summer, 2007). A more recent study found that, worldwide, companies are routinely separating the positions of chairman and CEO: In 2009, less than 12 percent of incoming CEOs were also made chairman compared with 48% in 2002 (CEO Succession 2000–2009: A Decade of Governance and Compression, Booz & Co., Summer, 2010.

Norges Bank Investment Management, stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

The Board should be led by an Independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances with corporate structure and thus protect shareholder value.”

If you agree, please vote “FOR this proposal.

Statement of the Company's Board of Directors
The Board has considered this proposal and recommends a vote AGAINST this proposal primarily for the following reasons:

•	After careful review, the Board has determined that the interests of the Company and its shareholders are best served by Harris Simmons continuing in the combined role of CEO and chairman

•
The Company’s Corporate Governance Guidelines, composition of the Board, and appointment by the other independent members of the Board of an independent presiding director with clearly delineated duties and authority already provide effective independent oversight of management

•
If adopted, the shareholder’s proposal would unnecessarily and unwisely restrict the Board’s ability to select the director most suited to serve as chairperson of the Board based on criteria the Board deems to be in the best interests of the Company and its shareholders

•	Our shareholders rejected substantively identical shareholder proposals in 2013 and 2010

During 2013, as part of its ongoing review of our corporate governance practices, the Nominating and Corporate Governance Committee of the Board, explored the advantages and disadvantages of requiring an independent chairperson. The Board noted that while some institutional shareholders and advisory firms are generally supportive of requiring an independent chairperson, others consider the issue more holistically to determine whether a company’s governance structure otherwise provides sufficient management oversight and independent influences, such as a suitably empowered lead independent director with significant, specified responsibilities. Zions has such a structure, with a strong emphasis on board independence; an engaged Board comprised of directors who—individually and collectively—critically and actively evaluate management’s recommendations and decisions; and an independent presiding director, all of which provide effective oversight of management. Under our current structure, seven of our nine directors proposed for reelection at the Annual Meeting are independent under Nasdaq rules and the Company’s Corporate Governance Guidelines. All five of our standing Board committees are chaired by independent directors, and our key Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Further, the Board and its committees each meet in executive sessions on a regular basis without the presence of management, and Board members have free access to management and outside advisors. The Company’s presiding director is appointed by the Board’s other independent directors to provide active, ongoing, independent Board leadership. The presiding director has clearly defined responsibilities, which were clarified and enhanced in 2013. These responsibilities include the following:

•	Presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman or Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance and relaying those concerns, where appropriate, to the full Board

•	Conducting an annual assessment call with each Board member

•	Consulting with the CEO regarding the concerns of the director

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders

•	Advising the chairman of the Board regarding, and approving Board meeting schedules, agendas and information

•	Otherwise providing Board leadership when the chairman cannot or should not act in that role

As a result, the Board believes the Company and its management already receive substantial independent oversight from its current Board structure. A policy mandating an independent chairperson is unnecessary to achieve effective independent leadership and management oversight.

Our Bylaws and Corporate Governance Guidelines permit but do not require the roles of Board chairperson and Chief Executive Officer to be filled by different individuals. This flexibility enables the Board to use its business judgment to select the best leadership structure to meet the Company’s and shareholders’ interests over time. At present, the Board believes that these interests are best served by having Harris Simmons hold both positions, due in large part to the benefits of leveraging Mr. Simmons’ unique experience, qualifications and ability to act as a valuable bridge between management and the Board. If the shareholder’s proposal were adopted, the Board would not be free to realize fully the substantial benefits that arise from Mr. Simmons’ perspective and leadership which he has developed over nearly 40 years of experience with the Company, and more than two decades of service as our CEO.

Perhaps most significantly, the Company’s shareholders have recently demonstrated that they support our current combined leadership structure: at our annual meetings of shareholders in 2013 and 2010,

shareholders voted on similar proposals regarding independence of the Board chairperson. These proposals were defeated by 66% of voting shareholders in 2013 and 59% of voting shareholders in 2010.

In summary, the Board opposes this proposal on a number of grounds, including its belief that the Company and its management already receive substantial and effective independent oversight, and, if the proposal were adopted, it would unnecessarily and unwisely restrict, to the detriment of the Company and its shareholders, the Board’s ability to select the most qualified person to provide leadership to the Board as circumstances evolve over time.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting, the Board unanimously recommends that shareholders vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal will be required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2013 and 2012.

Audit Fees
Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2013 and 2012, totaled approximately $4.65 million and $4.49 million, respectively.

Audit-Related Fees
Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2013 and 2012 totaled approximately $404,000 and $201,000, respectively.

Tax Fees
Tax fees include corporate tax compliance, planning, and advisory services. The Company did not incur fees for such services from Ernst & Young LLP for the years ended December 31, 2013 or 2012.

All Other Fees
All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $0.53 million $0.01 million for each of the years ended December 31, 2013 and 2012.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services, and all other services performed by the independent registered public accounting firm. There were no services or fees in 2013 or 2012 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of such information, the Company believes that for the period from January 1, 2013 through December 31, 2013 its officers and directors were in compliance with all applicable filing requirements, except as follows: Mr. Atkin filed one late report and Mr. Cash filed two late reports on preferred shares purchased (each due to Company oversight).

OTHER MATTERS

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our secretary at least 120 days but not more than 150 days before the date of our proxy statement released to our shareholders in connection with the annual meeting for the preceding year. We must receive proposals from our shareholders on or before December 18, 2014, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2015 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

The notice of a proposal must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Text of the proposal to be presented

•	Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Name of the person to be nominated

•	Name, age, business address, residential address, and principal occupation or employment of each nominee

•	Nominee’s signed consent to serve as a director of the Company, if elected

•	Number of shares of the Company owned by each nominee

•	Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC

A copy of our bylaws specifying the requirements will be furnished to any shareholder upon written request to our corporate secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Shareholders interested in communicating directly with the presiding director, the chairman of our Compensation Committee, or with our directors as a group, or persons interested in communicating complaints concerning accounting, internal controls, or auditing matters to our Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15th Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hotline” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE
Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured website. To vote by telephone or online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 18, 2014.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2013.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2013, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

ZIONS BANCORPORATION
ONE SOUTH MAIN STREET, 15TH FLOOR — SALT LAKE CITY, UTAH 84133-1109
(801) 524-4787
www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a Jerry C. Atkin	☐	☐	☐
1b Patricia Frobes	☐	☐	☐
1c J. David Heaney	☐	☐	☐
1d Roger B. Porter	☐	☐	☐
1e Stephen D. Quinn	☐	☐	☐
1f Harris H. Simmons	☐	☐	☐
1g L.E. Simmons	☐	☐	☐
1h Shelley Thomas Williams	☐	☐	☐
1i Steven C. Wheelwright	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company's financial statements for the current fiscal year.	☐	☐	☐
3 Approval, on a nonbinding advisory basis, of the compensation paid to the Company's named executive officers with respect to the fiscal year ended December 31, 2013.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4 That the shareholders request the Board of Directors to establish a policy requiring that the Board's chairman be an "independent" director.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000206693_1 R1.0.0.51160

ZIONS BANCORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

ZIONS BANCORPORATION
Annual Meeting of Shareholders
May 30, 2014 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Scott Anderson and Doyle L. Arnold, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 5/30/2014, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000206693_2 R1.0.0.51160